Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-117811, 333-127876, 333-137332, 333-149049, 333-160225, 333-176409, 333-182457, 333-188790, 333-213366, 333-225428 and 333-226648 on Form S-8, and Registration Statement Nos. 333-210792 and 333-230633 on Form S-3 of our reports dated February 25, 2020, relating to the consolidated financial statements of MannKind Corporation and subsidiaries (“MannKind Corporation”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), and the effectiveness of MannKind Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of MannKind Corporation for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Los Angeles, CA

February 25, 2020